GNC Holdings, Inc. Announces 11.1% Increase in its Quarterly Dividend

PITTSBURGH, February 1, 2016 - The Board of Directors of GNC Holdings, Inc. (NYSE: GNC, the “Company”) authorized and declared the quarterly cash dividend for the first quarter of 2016 of $0.20 per share of the Company’s common stock, representing an 11.1% increase over its prior quarterly dividend.  As a reflection of its consistent commitment to retuning capital to its stockholders, this increase marks the fourth consecutive annual per-share increase in the Company’s dividend, which it instituted in 2012. The dividend will be paid on or about March 25, 2016 to stockholders of record as of the close of business on March 11, 2016.

About Us

GNC Holdings, Inc. (NYSE: GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

The Company’s foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of vitamins, minerals, herbal supplements, diet, sports nutrition and protein products. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of December 31, 2015, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 1,084 franchise and 2,327 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Contacts

Investors:

Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029;
Dennis Magulick, Vice President - Treasury, Investor Relations & Risk Management, (412) 288-4632; or
John Mills, Partner - ICR (646)277-1254